EXHIBIT 11

              COMPUTATION OF EARNINGS/(LOSS) PER COMMON SHARE
            (Dollar amounts in millions except per share data)



Primary Earnings/(Loss) Per Share of Common Stock
                                             Year                 May 7
                                             ended               through
                                          December 31,         December 31,
                                             1994                  1993

Average common shares outstanding. . . .  43,243,497            37,157,672



Loss before extraordinary loss . . . . .  $     (92)            $    (108)

Primary loss per common share before
  extraordinary loss . . . . . . . . . .      (2.14)                (2.90)



Extraordinary loss, net of taxes . . . .          -                   (21)

Primary loss per common share from
  extraordinary loss . . . . . . . . . .          -                 (0.56)



Net loss available to common stockholders.      (92)                 (129)

Primary net loss per common share. . . .      (2.14)                (3.46)




Computation of earnings/(loss) per common share on a fully-diluted basis is omitted because the options and warrants have an antidilutive effect.

Information is omitted for periods prior to May 7, 1993 because, due to the Restructuring and implementation of fresh start accounting, per share data is not meaningful.